Exhibit 22
Subsidiary Guarantors of Guaranteed Securities

The following subsidiaries of Teleflex Incorporated are guarantors of its $500 million principal amount of 4.625% Senior Notes due 2027 and its $500 million principal amount of 4.25% Senior Notes due 2028:

Arrow International LLC

Arrow Interventional, Inc.

EPIC MedTec OEM LLC

NeoTract, Inc.

Standard Bariatrics, Inc.

Teleflex Life Sciences II LLC

Teleflex LLC

Teleflex Logistics LLC

Teleflex Medical Devices LLC

Teleflex Medical Incorporated

Teleflex Medical OEM LLC

Traverse Vascular, Inc.

TFX North America Inc.

Vascular Solutions LLC

Z-Medica, LLC

Z-Medica Acquisition, LLC

Zeus Buyer, Inc.